Exhibit 99.1

PRIMERICA REPORTS THIRD QUARTER 2020 RESULTS

Term Life policies issued increase 36% with productivity and policy persistency at record levels

Term Life net premiums grow 13%; adjusted direct premiums grow 14%

Investment and Savings Products ending client asset values reach a record $72.6 billion

Life-Licensed Sales Force increases to 136,306 aided by temporary COVID-related state licensing measures

Net earnings per diluted share (EPS) of $2.81, up 23%; return on stockholders’ equity (ROE) of 26.7%

Diluted adjusted operating EPS of $2.78, up 23%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 28.0%

Declared dividend of $0.40 per share, payable on December 14, 2020

Duluth, GA, November 4, 2020 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended September 30, 2020. Total revenues of $568.5 million increased 9% compared to the third quarter of 2019.  Net income of $112.1 million increased 17%, while earnings per diluted share of $2.81 increased 23% compared to the same quarter last year.  ROE increased to 26.7% during the quarter from 24.1% during the third quarter of 2019.

Compared to the third quarter of 2019, adjusted operating revenues of $566.7 million increased 9%, adjusted operating net income of $110.7 million increased 16% and diluted adjusted operating earnings per share of $2.78 increased 23%. ROAE increased to 28.0% during the quarter from 24.9% during the third quarter of 2019.

Third quarter results were positively impacted by strong demand for protection products, which has been on the rise since the onset of the COVID-19 pandemic. Record term life policy sales and persistency more than offset elevated claims experience during the quarter.  Investment and Savings Products (ISP) sales remained under pressure, but market appreciation and lower levels of redemptions during the period drove an 8% increase in average client asset values year-over-year.  The Company continued to invest in opportunities that will support and accelerate growth, including digital technologies and the recently launched mortgage distribution program.  During the quarter, the Company repurchased $41.5 million of common stock for a year-to-date total of $218.1 million.

“Primerica continues to meet the strong demand for all of our financial solutions that has been aided by consumer sentiment during the COVID-19 pandemic. Protecting their families and pursuing our business opportunity have been a top priority for middle-income families, followed closely by investing for the future,” said Glenn Williams, Chief Executive Officer.  “The adaptability of our sales force and the flexibility of our business model have positioned us to meet the ongoing needs of our clients.”

Third Quarter Distribution & Segment Results

Distribution Results
	Q3 2020	Q3 2019	% Change
Life-Licensed Sales Force (1)	136,306	130,871	4%
Recruits	101,861	72,345	41%
New Life-Licensed Representatives	13,138	12,682	4%
Life Insurance Policies Issued	100,199	73,434	36%
Life Productivity (2)	0.25	0.19	*
ISP Product Sales ($ billions)	$1.84	$1.86	(1)%
Average Client Asset Values ($ billions)	$71.51	$66.00	8%

(1)	End of period
(2)	Life productivity equals policies issued divided by the average number of life insurance licensed representatives per month

*     Not calculated or less than 1%

Segment Results
	Q3 2020	Q3 2019	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$357,799	$314,527	14%
Investment and Savings Products	176,337	173,153	2%
Corporate and Other Distributed Products (1)	32,518	32,154	1%
Total adjusted operating revenues (1)	$566,654	$519,834	9%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$105,315	$83,761	26%
Investment and Savings Products	51,372	48,794	5%
Corporate and Other Distributed Products (1)	(12,011)	(8,235)	46%
Total adjusted operating income before income taxes (1)	$144,676	$124,320	16%

(1)	See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

Recruiting activity remained robust throughout the quarter, even as the business application fee discount ended on July 31.  The Company saw favorable year-over-year comparisons in each of July through September, resulting in a total of 101,861 new recruits during the third quarter.  The licensing process continues to be challenged due to various issues, including social distancing restrictions and processing backlogs; nonetheless, a total of 13,138 individuals received a new life license during the third quarter of 2020.

As of September 30, 2020, the Company had 136,306 independent life-licensed representatives, including 5,200 licenses that were issued on a temporary basis due to COVID-19.  We expect approximately 40% of the COVID-19 temporarily licensed representatives to take the steps necessary to obtain a permanent license.  The number of independent life-licensed representatives also includes 4,500 licenses where the state has extended the renewal date, 40% of which we estimate will ultimately be renewed.

Term Life Insurance

During the third quarter, the Company issued 100,199 new life insurance policies, a 36% increase year-over-year.  Greater demand for protection products, along with a smooth transition to remote sales at the onset of COVID-19, led productivity during the quarter to 0.25 policies per life insurance licensed representative per month, well above our historical range of 0.18 to 0.22.

Revenues of $357.8 million increased 14% compared to the third quarter of 2019 and pre-tax income of $105.3 million increased 26% year-over-year.  Continued strength in sales volume, along with a notable increase in persistency across all policy durations, led to a 14% increase in adjusted direct premiums.  Strong policy persistency positively impacted DAC amortization by $22 million year-over-year and was partially offset by $8 million higher benefit reserve increases.  Benefits and claims also included approximately $9 million of unfavorable claims experience during the third quarter of 2020, $8 million of which the Company estimates is related to COVID-19 deaths.

Investment and Savings Products

Total product sales during the quarter were $1.8 billion, or 1% lower than the third quarter of 2019 as investors began to see signs of market stabilization and resumed investing to meet long-term goals.  Net client inflows were robust at $508 million during the quarter, a 173% increase year-over-year, driven by a 20% decline in gross redemptions.  Average client asset values were $71.5 billion, increasing 8% year-over-year.

Revenues of $176.3 million during the quarter increased 2% compared to the same quarter in 2019 and pre-tax income of $51.4 million increased 5%.  Sales-based revenues declined 5%, in line with revenue-generating product sales, as growth in sales of retail mutual funds were offset by continued weakness in annuity product sales.

Asset-based revenues increased 7%, in line with the increase in average client asset values year-over-year.  Sales and asset-based commission expenses generally moved in correlation with the associated revenues.

Net Investment Income and Invested Asset Portfolio

Consolidated net investment income of $23.0 million for the quarter was largely unchanged versus the prior year period as the $2.3 million impact of lower rates was offset by $1.7 million higher income due to the growth in the size of the invested asset portfolio.  The invested asset portfolio ended the quarter with an unrealized gain of $135 million, up from $120 million as of June 30, 2020, and with an average credit rating of A.

Taxes

The third quarter effective income tax rate was 23.5% versus 23.1% in the prior year period.

Capital

During the third quarter, the Company repurchased 340,154 shares of common stock for $41.5 million, bringing the total through September 30 to $218.1 million.  The Board of Directors has approved a dividend of $0.40 per share, payable on December 14, 2020, to stockholders of record on November 20, 2020.

Primerica has a strong balance sheet and continues to be well-capitalized to meet future needs.  Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be about 425% and holding company liquidity was $251.1 million as of September 30, 2020.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures.  Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, adjusted stockholders’ equity and diluted adjusted operating earnings per share.  Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business. Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of realized investment gains (losses) and fair value mark-to-market (“MTM”) investment adjustments, including credit impairments, for all periods presented. We exclude realized investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations. Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies.  Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business.  These measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.  Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Thursday, November 5, 2020 at 10:00 am EST, to discuss the quarter’s results.  To access the webcast, go to http://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software.  A replay of the call will be available for approximately 30 days on Primerica’s website, http://investors.primerica.com.  This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, major public health pandemics, epidemics or outbreaks, specifically the novel COVID-19 pandemic; our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of  sales representatives; new laws or regulations that could apply to  our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations; any failure to protect the confidentiality of client information; differences between our actual experience and our expectations regarding mortality or persistency as reflected in the pricing for our insurance policies; the occurrence of a catastrophic event; changes in federal,  state and provincial legislation or regulation that affects our insurance,  investment product, and mortgage businesses; our failure to meet regulatory capital ratios  or other minimum capital and surplus requirements; a downgrade or potential downgrade in our insurance subsidiaries’ financial strength ratings or our senior debt ratings; inadequate or unaffordable reinsurance or the failure of our reinsurers to perform their obligations; the failure of our investment products to remain competitive with other investment options or the change to investment and savings products offered by key providers in a way that is not beneficial to our business or a significant change in the competitive environment in which we operate; fluctuations in the performance of client assets under management; litigation and regulatory investigations and actions concerning us or sales representatives; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; the failure of, or legal challenges to, the support tools we provide to the sales force; the failure of our information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; economic down cycles that impact our business, financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; our inability to generate and maintain a sufficient amount of working capital; our non-compliance with the covenants of our senior unsecured debt; the loss of key personnel or sales force leaders; and fluctuations in the market price of our common stock or  Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at http://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured over 5 million lives and had approximately 2.5 million client investment accounts at December 31, 2019. Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in North America in 2019. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: investorrelations@primerica.com

Media Contact:

Keith Hancock

470-564-6328

Email: Keith.Hancock@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30, 2020	December 31, 2019
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,453,076	$2,356,996
Fixed-maturity security held-to-maturity, at amortized cost	1,323,740	1,184,370
Equity securities, at fair value	33,856	40,684
Trading securities, at fair value	13,470	43,233
Policy loans	30,605	32,927
Total investments	3,854,747	3,658,210
Cash and cash equivalents	330,877	256,876
Accrued investment income	18,448	17,361
Reinsurance recoverables	4,229,088	4,169,823
Deferred policy acquisition costs, net	2,532,409	2,325,750
Agent balances, due premiums and other receivables	280,915	227,100
Intangible assets, net	45,275	45,275
Income taxes	72,707	70,492
Operating lease right-of-use assets	47,685	47,265
Other assets	420,051	384,634
Separate account assets	2,468,328	2,485,745
Total assets	$14,300,530	$13,688,531

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,664,061	$6,446,569
Unearned and advance premiums	18,308	15,470
Policy claims and other benefits payable	467,609	339,954
Other policyholders' funds	425,537	388,663
Notes payable	374,320	374,037
Surplus note	1,323,146	1,183,728
Income taxes	216,640	209,221
Operating lease liabilities	53,889	53,487
Other liabilities	519,363	510,443
Payable under securities lending	48,883	28,723
Separate account liabilities	2,468,328	2,485,745
Total liabilities	12,580,084	12,036,040

Stockholders' equity:
Common stock	394	412
Paid-in capital	-	-
Retained earnings	1,629,114	1,593,281
Accumulated other comprehensive income (loss), net of income tax	90,938	58,798
Total stockholders' equity	1,720,446	1,652,491
Total liabilities and stockholders' equity	$14,300,530	$13,688,531

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,
	2020	2019
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$736,606	$692,258
Ceded premiums	(393,716)	(388,982)
Net premiums	342,890	303,276
Commissions and fees	185,302	179,719
Net investment income	22,953	22,675
Realized investment gains (losses)	642	285
Other, net	16,674	14,698
Total revenues	568,461	520,653

Benefits and expenses:
Benefits and claims	160,166	128,684
Amortization of deferred policy acquisition costs	47,491	63,883
Sales commissions	91,950	89,061
Insurance expenses	46,109	44,854
Insurance commissions	9,694	6,980
Interest expense	7,221	7,209
Other operating expenses	59,347	54,843
Total benefits and expenses	421,978	395,514
Income before income taxes	146,483	125,139
Income taxes	34,382	28,916
Net income	$112,101	$96,223

Earnings per share:
Basic earnings per share	$2.82	$2.28
Diluted earnings per share	$2.81	$2.28

Weighted-average shares used in computing earnings per share:
Basic	39,588	41,964
Diluted	39,710	42,100

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited – in thousands, except per share amounts)

	Three months ended September 30,
	2020	2019	% Change
Total revenues	$568,461	$520,653	9%
Less: Realized investment gains (losses)	642	285
Less: 10% deposit asset MTM included in NII	1,165	534
Adjusted operating revenues	$566,654	$519,834	9%

Income before income taxes	$146,483	$125,139	17%
Less: Realized investment gains (losses)	642	285
Less: 10% deposit asset MTM included in NII	1,165	534
Adjusted operating income before income taxes	$144,676	$124,320	16%

Net income	$112,101	$96,223	17%
Less: Realized investment gains (losses)	642	285
Less: 10% deposit asset MTM included in NII	1,165	534
Less: Tax impact of preceding items	(424)	(189)
Adjusted net operating income	$110,718	$95,593	16%

Diluted earnings per share (1)	$2.81	$2.28	23%
Less: Net after-tax impact of operating adjustments	0.03	0.02
Diluted adjusted operating earnings per share (1)	$2.78	$2.26	23%

(1)	Percentage change in earnings per share is calculated prior to rounding per share amounts.

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2020	2019	% Change
Direct premiums	$730,273	$685,539	7%
Less: Premiums ceded to IPO coinsurers	254,938	267,856
Adjusted direct premiums	$475,335	$417,683	14%

Ceded premiums	$(392,004)	$(387,120)
Less: Premiums ceded to IPO coinsurers	(254,938)	(267,856)
Other ceded premiums	$(137,066)	$(119,264)

Net premiums	$338,269	$298,419	13%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited – in thousands)

	Three months ended September 30,
	2020	2019	% Change
Total revenues	$34,325	$32,973	4%
Less: Realized investment gains (losses)	642	285
Less: 10% deposit asset MTM included in NII	1,165	534
Adjusted operating revenues	$32,518	$32,154	1%

Loss before income taxes	$(10,204)	$(7,416)	38%
Less: Realized investment gains (losses)	642	285
Less: 10% deposit asset MTM included in NII	1,165	534
Adjusted operating loss before income taxes	$(12,011)	$(8,235)	46%

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited – in thousands)

	September 30, 2020	December 31, 2019	% Change
Stockholders' equity	$1,720,446	$1,652,491	4%
Less: Unrealized net investment gains (losses) recorded in stockholders' equity, net of income tax	105,758	64,563
Adjusted stockholders' equity	$1,614,688	$1,587,928	2%